Exhibit 99.1

For Immediate Release

SAGENT CONTACT:

Jonathon Singer

jsinger@sagentpharma.com

(847) 908-1605

SAGENT PHARMACEUTICALS REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS

Company Affirms 2015 Full Year Guidance

Allan Oberman Assumes Role of Chief Executive Officer effective Sept 12, 2015

SCHAUMBURG, Ill., November 3, 2015 – Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT), a leader of specialty pharmaceutical products with an emphasis on the injectable market, today announced financial results for the quarter ended September 30, 2015.

Third Quarter 2015 and Recent Highlights

•	Revenue increased 15.1% to $75.2 million driven by base business growth and the October 1, 2014 acquisition of Omega Laboratories Limited (“Omega”);

•	Gross profit of $24.4 million, or 32.4% of net revenue, inclusive of $0.7 million of non-recurring adjustments;

•	Adjusted EBITDA[1] increased 21% to $8.8 million;

•	Settled zoledronic acid litigation for $3.5 million, net of partner contribution, resulting in third quarter pre-tax charge of $2.4 million;

•	Net loss of $1.8 million, or diluted loss per share of $0.05, inclusive of $2.1 million ($0.06 per share) of costs related to the zoledronic acid settlement, M&A and management transition, net of tax; and

•	Allan Oberman assumed role of Chief Executive Officer and member of the Board of Directors, effective on September 12, 2015.

“We are very pleased to report a strong quarter of revenue and Adjusted EBITDA growth driven by broad demand across our diverse product offerings,” said Allan Oberman, Sagent’s Chief Executive Officer. “Our extensive base business offering, inherent operating leverage and flexibility of our partnership model for product development and supply will enable us to drive significant value over the next several years from the new product pipeline of more than 68 ANDA registrations pending with the FDA and another 27 in active development. This is further supported by the positive backdrop of strong growth and demand for generic injectable and related hospital pharmaceutical products which should provide additional opportunities for growth in the future.”

[1]	Adjusted Gross Profit and Adjusted EBITDA are non-GAAP measures. Please see discussion of Non-GAAP Financial Measures at the end of this press release.

Financial Results for the quarter ended September 30, 2015

Net revenue for the third quarter of 2015 was $75.2 million, an increase of $9.8 million, or 15%, compared to $65.4 million in the third quarter of 2014. The increase was driven by the $7.3 million from the addition of Omega on October 1, 2014 and the contribution from the launch of new products since September 30, 2014. Gross profit for the third quarter of 2015 was $24.4 million, or 32.4% of net revenue, compared to $18.8 million, or 28.7% of net revenue, in the third quarter of 2014. Included in gross profit for the third quarter of 2015 is approximately $0.7 million of benefit due to settlement of certain supply issues. Adjusted Gross Profit1 as a percentage of revenue for the third quarter of 2015 was 32.8%, compared to 29.8% of net revenue in the third quarter of 2014. The remaining increase in Adjusted Gross Profit was driven by improved product mix.

Total operating expenses for the third quarter of 2015 were $20.2 million, an increase of $5.4 million compared to $14.7 million for the same period in 2014. Included in the third quarter of 2015 were approximately $2.0 million of operating expenses for Omega. Product development expense for the third quarter of 2015 totaled $7.9 million, inclusive of $0.7 million for Omega, an increase of $4.2 million, or 116% compared to $3.7 million for the third quarter of 2014. Selling, general and administrative expenses for the third quarter of 2015 totaled $11.4 million, inclusive of $1.2 million for Omega, compared to $10.9 million in the third quarter of 2014. During the third quarter of 2015 Sagent incurred $3.6 million of other operating expenses related primarily to the zoledronic acid settlement and the recent management transitions. The equity in net income of joint ventures for the third quarter of 2015 totaled $0.3 million compared to $0.7 million in the third quarter of 2014.

Adjusted EBITDA for the third quarter of 2015 was $8.8 million, an increase of $1.5 million, or 21% compared to $7.2 million in the third quarter of 2014.

Including the impact of interest, other non-operating expenses, principally a $1.6 million unrealized currency translation loss due to the weakening of the Canadian and Chinese currencies, and taxes, the net loss for the three months ended September 30, 2015 was $1.8 million, compared to net income of $1.9 million in the third quarter of 2014.

Liquidity

Our cash and cash equivalents and short term investments at September 30, 2015 were $46.0 million, and our working capital totaled $115.0 million.

Fiscal 2015 Guidance Reaffirmed

Sagent’s business plan for fiscal 2015 currently anticipates:

•	Net revenue for the year to be in the range of $305 to $330 million;

•	Adjusted Gross Profit as a percentage of net revenue in the range of 25% to 28%; and

•	Operating expenses in the range of $80 to $90 million.

Based on the above assumptions, the Company anticipates Adjusted EBITDA in the range of $20 - $30 million.

Conference Call Information

Sagent will host its third quarter conference call this morning beginning at 9:00 a.m. Eastern Standard Time. Please call 877-293-5456 from the United States or +1-707-287-9357 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website, www.sagentpharma.com. A replay also will be available for 14 days following the live call, and may be accessed via the Company’s website or by calling 855-859-2056, passcode: 61642359.

About Sagent Pharmaceuticals

Sagent Pharmaceuticals, Inc., founded in 2006, is a global specialty pharmaceutical company focused on developing, manufacturing, sourcing and marketing pharmaceutical products, with a specific emphasis on injectable products. Sagent has created a unique, global network of resources, comprised of rapid development capabilities, sophisticated manufacturing and innovative drug-delivery technologies, quickly yielding an extensive portfolio of pharmaceutical products that fulfills the evolving needs of patients.

Forward-Looking Statements

Statements contained in this press release contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact, including our fiscal 2015 guidance, included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give Sagent’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business as of the date of this release. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Sagent’s expectations are not predictions of future performance, and future results may substantially differ from current expectations based upon a variety of factors, risks and uncertainties affecting Sagent’s business, including, among others, our reliance upon our business partners for timely supply of sufficient high quality API and finished products in the quantities we require; the difficulty of predicting the timing or outcome of product development efforts and global regulatory approvals; the difficulty of predicting the timing and outcome of any pending litigation including litigation involving third parties that may have an impact on the timing of Sagent’s product launches; the impact of competitive products and pricing and actions by Sagent’s competitors with respect thereto; the timing of product launches; compliance with FDA and other global governmental regulations by Sagent and its third party manufacturers; changes in laws and regulations; our ability to successfully integrate our Omega subsidiary; our ability to realize the expected benefits from our acquisition of and investment in our China and Omega subsidiaries; the additional capital investments we will be required to make in our international subsidiaries to achieve their manufacturing potential; the implementation and maintenance of our new enterprise resource planning software and other related applications; and other such risks detailed in Sagent’s periodic public filings with the Securities and Exchange Commission, including but not limited to Sagent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 16, 2015. Sagent disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law.

Non-GAAP Financial Measures

Sagent reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The press release and the accompanying schedules, as well as earnings discussions, include a discussion of Adjusted Gross Profit, EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with GAAP. We define Adjusted Gross Profit as gross profit plus our share of the gross profit earned through our Sagent Agila joint venture which is included in the Equity in net income of joint ventures line on the Condensed Consolidated Statements of Operations and the impact of product-related non-cash charges arising from business combinations. We define EBITDA as net income less interest expense, net of interest income, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as net income less interest expense, net of interest income, provision for income taxes, depreciation and amortization, stock-based compensation expense, management transition costs, acquisition-related costs, the impact of unrealized foreign currency gains or losses, the impact of product-related non-cash charges arising from business combinations and the impact of legal settlements.

We believe that Adjusted Gross Profit, EBITDA and Adjusted EBITDA are relevant and useful supplemental information for our investors. Our management believes that the presentation of these non-GAAP financial measures, when considered together with our GAAP financial measures and the reconciliation to the most directly comparable GAAP financial measures, provides a more complete understanding of the factors and trends affecting Sagent than could be obtained absent these disclosures. Management uses Adjusted Gross Profit, EBITDA and Adjusted EBITDA and corresponding ratios to make operating and strategic decisions and evaluate our performance. We have disclosed these non-GAAP financial measures so that our investors have the same financial data that management uses with the intention of assisting you in making comparisons to our historical operating results and analyzing our underlying performance. Our management believes that Adjusted Gross Profit provides a useful supplemental tool to consistently evaluate the profitability of our products that have profit sharing arrangements. The limitation of this measure is that it includes items that do not have an impact on reported gross profit. The best way that this limitation can be addressed is by using Adjusted Gross Profit in combination with our GAAP reported gross profit. Our management believes that EBITDA and Adjusted EBITDA are useful supplemental tools to evaluate the underlying operating performance of the company on an ongoing basis. The limitation of these measures is that they exclude items that have an impact on net income (loss). The best way that these limitations can be addressed is by using EBITDA and Adjusted EBITDA in combination with our GAAP reported net income (loss). Because Adjusted Gross Profit, EBITDA and Adjusted EBITDA calculations may vary among other companies, the Adjusted Gross Profit, EBITDA and Adjusted EBITDA figures presented below may not be comparable to similarly titled measures used by other companies. Our use of Adjusted Gross Profit, EBITDA and Adjusted EBITDA is not meant to and should not be considered in isolation or as a substitute for, or superior to, any GAAP financial measure. You should carefully evaluate the attached schedule reconciling Adjusted Gross Profit to our GAAP reported gross profit and EBITDA and Adjusted EBITDA to our GAAP reported net income (loss) for the periods presented.

Financial Tables	Schedule 1

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts) (Unaudited)

	Three months ended September 30,
	2015	2014	$ change	% change

Net revenue	$75,199	$65,359	$9,840	15%
Cost of sales	50,837	46,589	4,248	9%

Gross profit	24,362	18,770	5,592	30%
Gross profit as % of net revenue	32.4%	28.7%	3.7%

Operating expenses:
Product development	7,923	3,677	4,246	116%
Selling, general and administrative	11,403	10,914	489	4%
Acquisition-related costs	535	872	(337)	-39%
Management transition costs	645	—	645	n/m
Equity in net income of joint ventures	(333)	(737)	(404)	-55%

Total operating expenses	20,173	14,726	5,447	37%

Legal Settlement	2,447	—	2,447	n/m

Income from operations	1,742	4,044	(2,302)	-57%
Interest income and other income (expense), net	(1,686)	(536)	(1,150)	215%
Interest expense	(188)	(195)	(7)	-4%

Income (loss) before income taxes	(132)	3,313	(3,445)	n/m
Provision for income taxes	1,663	1,387	276	20%

Net income (loss)	$(1,795)	$1,926	$(3,721)	n/m

Net income (loss) per common share:
Basic	$(0.05)	$0.06	$(0.11)	n/m
Diluted	$(0.05)	$0.06	$(0.11)	n/m

Shares outstanding
Basic	32,747	31,895	852
Diluted	32,747	32,960	(213)

Schedule 2

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts) (Unaudited)

	Nine months ended September 30,
	2015	2014	$ change	% change

Net revenue	$235,188	$205,422	$29,766	14%
Cost of sales	170,461	143,676	26,785	19%

Gross profit	64,727	61,746	2,981	5%
Gross profit as % of net revenue	27.5%	30.1%	-2.6%

Operating expenses:
Product development	18,658	17,734	924	5%
Selling, general and administrative	35,886	31,622	4,264	13%
Acquisition-related costs	1,856	872	984	113%
Management transition costs	4,647	—	4,647	n/m
Equity in net income of joint ventures	(1,510)	(2,476)	(966)	-39%

Total operating expenses	59,537	47,752	11,785	25%

Legal Settlement	2,447	—	2,447	n/m

Income from operations	2,743	13,994	(11,251)	-80%

Interest income and other income (expense), net	(2,225)	(465)	(1,760)	378%
Interest expense	(650)	(641)	9	1%

Income (loss) before income taxes	(132)	12,888	(13,020)	n/m
Provision for income taxes	3,813	2,774	1,039	37%

Net income (loss)	$(3,945)	$10,114	$(14,059)	n/m

Net income (loss) per common share:
Basic	$(0.12)	$0.32	$(0.44)	n/m
Diluted	$(0.12)	$0.31	$(0.43)	n/m

Shares outstanding
Basic	32,321	31,861	460
Diluted	32,321	32,748	(427)

Schedule 3

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,850	$55,633
Short term investments	20,160	18,473
Accounts receivable, net of chargebacks and other deductions	43,043	42,780
Inventories	76,228	61,781
Due from related party	2,664	2,156
Current deferred tax assets	9,193	12,135
Prepaid expenses and other current assets	8,436	5,560

Total current assets	185,574	198,518
Property, plant, and equipment, net	68,163	71,153
Investment in joint ventures	6,049	4,539
Goodwill	24,953	28,155
Intangible assets, net	58,200	65,575
Non-current deferred tax assets	14,466	13,173
Other assets	2,204	375

Total assets	$359,609	$381,488

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$36,402	$32,710
Due to related party	11,573	8,079
Accrued profit sharing	7,245	10,684
Accrued liabilities	15,113	19,346
Current portion of deferred purchase consideration	—	8,725
Current portion of long-term debt	238	508
Notes payable	—	5,499

Total current liabilities	70,571	85,551

Long term liabilities:
Long-term debt	1,500	1,945
Deferred income taxes	12,331	15,706
Other long-term liabilities	2,388	2,534

Total liabilities	86,790	105,736

Total stockholders’ equity	272,819	275,752

Total liabilities and stockholders’ equity	$359,609	$381,488

Schedule 4

Sagent Pharmaceuticals, Inc.

Reconciliations of GAAP to non-GAAP Information

(in thousands) (Unaudited)

	Three months ended September 30,				% of net revenue, three months ended September 30,
	2015	2014	$ Change	% Change	2015	2014	% Change
Adjusted Gross Profit	$24,695	$19,507	$5,188	27%	32.8%	29.8%	3.0%
Sagent portion of gross profit earned by Sagent Agila joint venture	333	737	(404)	-55%	0.4%	1.1%	-0.7%
Product-related non-cash charges arising from business combinations	—	—	—	n/m	0.0%	0.0%	0.0%

Gross Profit	$24,362	$18,770	$5,592	30%	32.4%	28.7%	3.7%

	Nine months ended September 30,				% of net revenue, nine months ended September 30,
	2015	2014	$ Change	% Change	2015	2014	% Change
Adjusted Gross Profit	$66,877	$64,242	$2,635	4%	28.4%	31.3%	-2.9%
Sagent portion of gross profit earned by Sagent Agila joint venture	1,510	2,496	(986)	-40%	0.6%	1.2%	-0.6%
Product-related non-cash charges arising from business combinations	640	—	640	n/m	0.3%	0.0%	0.3%

Gross Profit	$64,727	$61,746	$2,981	5%	27.5%	30.1%	-2.6%

Sagent’s business plan for fiscal 2015 currently anticipates:

% of net revenue, twelve months ended December 31, 2015

Adjusted Gross Profit	25% - 28%
Sagent portion of gross profit earned by Sagent Agila joint venture	1% - 2%
Product-related non-cash charges arising from business combinations	1%

Gross Profit	23% - 25%

Schedule 4 (continued)

Sagent Pharmaceuticals, Inc.

Reconciliations of GAAP to non-GAAP Information

(in thousands) (Unaudited)

	Three months ended September 30,
	2015	2014	$ Change	% Change
Adjusted EBITDA	$8,789	$7,248	$1,541	21%
Stock-based compensation expense	921	1,203	(282)	-23%
Management transition costs	645	—	645	n/m
Acquisition-related costs	535	872	(337)	-39%
Unrealized foreign exchange losses[2]	1,560	—	1,560	n/m
Legal Settlement	2,447	—	2,447	n/m

EBITDA	$2,681	$5,173	$(2,492)	-48%

Depreciation and amortization expense[1]	2,655	1,773	882	50%
Interest expense, net	158	87	71	82%
Provision for income taxes	1,663	1,387	276	20%

Net income (loss)	$(1,795)	$1,926	$(3,721)	n/m

	Nine months ended September 30,
	2015	2014	$ Change	% Change
Adjusted EBITDA	$24,058	$23,956	$102	1%
Stock-based compensation expense	2,845	3,657	(812)	-22%
Management transition costs	4,647	—	4,647	n/m
Acquisition-related costs	1,856	872	984	113%
Unrealized foreign exchange losses[2]	2,440	—	2,440	n/m
Product-related non-cash charges arising from business combinations	640	—	640	n/m
Legal Settlement	2,447	—	2,447	n/m

EBITDA	$9,183	$19,427	$(10,244)	-53%

Depreciation and amortization expense[1]	8,746	6,237	2,509	40%
Interest expense, net	569	302	267	88%
Provision for income taxes	3,813	2,774	1,039	37%

Net income (loss)	$(3,945)	$10,114	$(14,059)	n/m

[1]	Amortization expense excludes $17 and $23 of amortization in the three months ended September 30, 2015 and 2014, respectively, and $50 and $70 of amortization in the nine months ended September 30, 2015 and 2014, respectively, related to deferred financing fees, which is included within interest expense and other in our Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2015 and 2014.
[2]	Unrealized foreign exchange losses reflect the impact of foreign currency movements on intercompany loans, primarily related to the devaluation of the Canadian dollar relative to the US dollar, and are included in Interest income and other income (expense), net, in our Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2015 and 2014.

Schedule 4 (continued)

Sagent Pharmaceuticals, Inc.

Reconciliations of GAAP to non-GAAP Information

(in thousands) (Unaudited)

Sagent’s business plan for fiscal 2015 currently anticipates:

Twelve months ended December 31, 2015

Adjusted EBITDA	$20 million - $30 million
Stock-based compensation expense	$4 million - $5 million
Management-reorganization related costs	$4 million - $5 million
Acquisition-related costs	$1 million - $2 million
Unrealized foreign exchange losses	$2 million - $3 million
Product-related non-cash charges arising from business combinations	$1 million
Legal settlement	$2.5 million

EBITDA	$10 million - $18 million

Depreciation and amortization expense	$12 million - $16 million
Interest expense, net	$1 million
Provision for income taxes	$3 million - $6 million

Net loss	$ 3 million - $7 million